Calculation of Filing Fee Tables
S-3
W. P. Carey Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	3.700% Senior Notes due 2034	457(o)	637,020,000		$ 629,885,376.00	0.0001531	$ 96,435.45
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 629,885,376.00		$ 96,435.45
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 96,435.45
Offering Note
[1]	Amounts are calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended, based upon a Euro-to-U.S. dollar exchange rate of EUR1 to $1.0617 as of November 12, 2024, as reported by the European Central Bank.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $629,885,376.00. The prospectus is a final prospectus for the related offering.